September 19, 1997






Polynous Trust
3200 Horizon Drive
King of Prussia, PA 19406

Ladies and Gentlemen:

          As counsel to Polynous Trust, a Delaware business trust (the "Trust"), you have requested our opinion with respect to the Class A shares of beneficial interest of the Trust's sole series, Polynous Growth Fund (the "Fund"), sold by the Trust during the fiscal year ended July 31, 1997 (the "Shares") in connection with the notice (the "Notice") being filed by the Trust with the Securities and Exchange Commission pursuant to Rule 24f-2 adopted under the Investment Company Act of 1940, as amended (the "Act").

          In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

          (a) the Trust Instrument of the Trust dated April 10, 1996 (the "Trust Instrument"), certified to us by an officer of the Trust as being true and complete and in effect throughout the Trust's fiscal year ended July 31, 1997 (the "Fiscal Year");
          (b) the Trust's Certificate of Trust as filed with the Delaware Secretary of State on May 10, 1996, certified to us by an officer of the Trust as being true and complete and in effect throughout the Fiscal Year;
          (c) the Bylaws of the Trust certified to us by an officer of the Trust as being true and complete and in effect throughout the Fiscal Year;
          (d) the Prospectus and Statement of Additional Information of the Fund effective during the Fiscal Year, as listed in the officer's certificate identified in (f) below (together, the "Prospectus");
          (e) resolutions relating to the designation of the Fund as a series of the Trust and the issuance of the Shares adopted by the Board of Trustees of the Trust at a meeting of the Board held on July 17, 1996, certified by an officer of the Trust as being in full force and effect without amendment or modification throughout the Fiscal Year; and
          (f) a certificate of an officer of the Trust concerning certain factual matters.

          In rendering our opinion below, we have assumed that all of the Shares wereissued and sold at the per-share public offering price on the date of their issuance in accordance with statements specified in the Fund's then-current Prospectus and in accordance with Article II of the Trust Instrument. In rendering our opinion, we have assumed that the Fund received, in cash and marketable securities, an amount equal to the per-share public offering price as described in the Fund's then-current Prospectus. We have not conducted an independent examination of the books and records of the Trust for the purpose of determining whether all of the Shares were fully paid prior to their issuance and do not believe it to be our obligation to do so.

          Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Code Annotated (Michie Co. 1996) and updated on Westlaw through August 11, 1997.
We have not undertaken a review of other Delaware law or court decisions or of any administrative decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

          Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, we are of the opinion that the Shares, as sold pursuant to registration under the Securities Act of 1933, as amended, and Rule 24f-2 adopted under the Act, were legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Notice being filed by the Trust with the Securities and Exchange Commission. This opinion is rendered to you in connection with that Notice and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

                         Sincerely yours,

                        /s/ Paul, Hastings, Janofsky & Walker LLP